EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS SECOND QUARTER 2010 RESULTS

BOCA RATON, Fla. – August 4, 2010 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $117.8 million in the second quarter ended June 30, 2010, and net income of $1.2 million, or $0.04 per diluted share. This compares to revenue of $149.0 million in the prior year quarter and net income of $2.3 million, or $0.07 per diluted share. Cash flow from operations for the second quarter of 2010 was $13.4 million.

For the six months ended June 30, 2010, the Company generated revenue of $239.2 million and net income of $2.3 million, or $0.07 per diluted share. This compares to revenue of $324.5 million and net income of $5.3 million, or $0.17 per diluted share, in the first six months of the prior year. Cash flow from operations for the first six months of 2010 was $23.7 million.

“I continue to believe we have weathered the worst of the down-turn in our operating environment based on recent booking trends and expect to achieve sequential improvement starting in September and continuing into the fourth quarter,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “In our largest segment, nurse and allied staffing, we are especially encouraged by strengthening demand in most areas of the country, and more importantly, we continue to add attractive new hospital systems to our roster of vendor management clients. This should allow us to take an even larger slice of an increasing market opportunity as we move through the second half of this year,” added Mr. Boshart.

“Physician staffing revenue was up slightly on a sequential basis from the first quarter. Revenue in our clinical trials services segment increased 4% sequentially due to a continuing rebound in staffing activity that was partially offset by ongoing weakness in our drug safety monitoring, outsourcing and regulatory consulting services. Our gross profit margins for the Company as a whole increased 200 basis points from the prior year quarter and 90 basis points sequentially from the first quarter,” he stated.

Nurse and Allied Staffing

For the second quarter of 2010, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $59.8 million, reflecting a 24% decrease from $78.6 million in the prior year quarter and an 8% sequential decrease from the first quarter of 2010. Contribution income (defined as income from operations before depreciation and amortization and corporate expenses not specifically identified to a reporting segment) decreased 16% in the first quarter of 2010 to $6.1 million from $7.2 million in the same quarter a year ago, but increased 3% sequentially from the first quarter of 2010. The year-over-year decreases in revenue and contribution income reflect the reduced demand for temporary nurse and allied staffing services primarily due to the macroeconomic environment. The sequential increase in contribution income primarily resulted from a reduction in SG&A expenses, as well as the benefits from an improvement in the quality of accounts receivable.

Segment staffing volume decreased 21% from the prior year quarter and decreased 9% sequentially from the first quarter of 2010. The segment revenue per FTE per day for the second quarter of 2010 was $304, a decline of 3% from the prior year quarter, but a slight increase sequentially from the first quarter. The year-over-year decrease reflected a 3% decline in the average hourly bill rate in travel staffing and a 4% decline in the average hourly bill rate in per diem staffing, which typically has a lower average bill rate than travel staffing due to the mix of healthcare professionals.

For the first six months of 2010, segment revenue decreased 32% on a year-over-year basis to $124.5 million from $183.6 million in the same period a year ago, while contribution income decreased 30% to $12.0 million from $17.2 million in the prior year period.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Physician Staffing

For the second quarter of 2010, the physician staffing business segment generated revenue of $31.3 million, a 23% decrease from $40.7 million in the prior year quarter and a slight increase sequentially from the first quarter of 2010. Contribution income decreased 10% in the second quarter of 2010 to $3.7 million from $4.1 million in the same quarter a year ago, but increased 29% sequentially from the first quarter of 2010 due to lower professional liability expense along with a reduction in SG&A expense. Physician staffing days filled for the second quarter of 2010 were 20,657 days, an 18% decrease from the prior year quarter and a 5% increase sequentially from the first quarter of 2010. Revenue per day filled for the second quarter of 2010 was $1,514, a 7% decrease from the prior year quarter and a 5% decrease sequentially from the first quarter of 2010, reflecting a continued unfavorable change in the mix of specialties.

For the first six months of 2010, segment revenue decreased 21% on a year-over-year basis to $62.4 million from $79.0 million in the same period a year ago, while contribution income decreased 11% to $6.6 million from $7.4 million in the prior year period.

The Company believes the lingering effects of the recession and the weak housing market have delayed the retirement plans of many physicians. These factors, along with a reduction in surgeries have resulted in a decrease in demand for temporary physicians, particularly in such specialties as anesthesiology and surgery.

Clinical Trials Services

For the second quarter of 2010, the clinical trials services segment generated revenue of $15.8 million, a decrease of 19% from $19.4 million in the prior year quarter, but a 4% increase sequentially from the first quarter of 2010. Contribution income decreased 25% in the second quarter of 2010 to $1.7 million from $2.3 million in the prior year, but increased 8% sequentially from the first quarter of 2010 due primarily to higher revenue and an associated improvement in operating leverage.

For the first six months of 2010, segment revenue decreased 23% on a year-over-year basis to $31.0 million from $40.4 million in the same period a year ago, while contribution income decreased 26% to $3.3 million from $4.5 million in the prior year period.

Other Human Capital Management Services

For the second quarter of 2010, the other human capital management services business segment (education and training and retained search) generated revenue of $10.9 million, a 6% increase from revenue of $10.3 million in the same quarter in the prior year as well as sequentially from the first quarter of 2010. Segment contribution income increased 143% to $0.8 million in the second quarter of 2010 from $0.3 million in the prior year quarter, but decreased 22% sequentially from the first quarter of 2010. Segment results are primarily due to improved year-over-year revenue and contribution income from the education and training business.

For the first six months of 2010, segment revenue decreased 1% on a year-over-year basis to $21.3 million from $21.5 million in the same period a year ago, while contribution income increased 44% to $1.8 million from $1.3 million in the prior year period.

Debt Outstanding and Credit Facility

At June 30, 2010, the Company had $56.4 million of total debt on its balance sheet and a debt, net of cash, to total capitalization ratio of 15.1%. At the end of the second quarter of 2010, the Company’s debt leverage ratio (as defined in its credit agreement) was 2.0 to 1, well below the 2.5 to 1 maximum allowable ratio effective for the duration of the credit agreement.

On May 28, 2010, the Company refinanced its revolving loan credit facility and extended the maturity date by approximately three years to coincide with the September 2013 maturity date of the Company’s existing term loan facility. This action had no impact on the interest rate spreads on the term loan. The Company also elected to reduce the aggregate principal amount of the revolving credit facility to $50.0 million. The revolving credit facility will be used to provide ongoing working capital and for other general corporate purposes, including acquisitions.

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Guidance for Third Quarter 2010

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any significant legal proceedings or repurchases of the Company's common stock.

Cross Country Healthcare expects revenue in the third quarter of 2010 to be in the $114 million to $117 million range and earnings per diluted share to be in the range of $0.01 to $0.04.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Thursday, August 5th at 10:00 a.m. Eastern Time to discuss its second quarter 2010 financial results. This call will be webcast live and may be accessed at the Company’s website at www.crosscountryhealthcare.com or by dialing 888-972-6408 from anywhere in the U.S. or by dialing 210-234-0087 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from August 5th through August 19th. A replay of the conference call will be available by telephone from approximately noon Eastern Time on August 5th until August 19th by calling 866-501-2959 from anywhere in the U.S. or 203-369-1827 from non-U.S. locations – Passcode: 2010.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trials services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top three providers of temporary physician staffing (locum tenens) services; a leading provider of clinical trials staffing services and retained physician search services; and a provider of educational seminars, specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,500 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide our healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and our other Securities and Exchange Commission filings made during 2010.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877.686.9779 | Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Income (a)

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Revenue from services	$117,837	$149,046	(21%)	$239,198	$324,463	(26%)
Operating expenses:
Direct operating expenses	84,185	109,448	(23%)	171,913	241,032	(29%)
Selling, general and administrative expenses	27,322	31,606	(14%)	55,207	65,044	(15%)
Bad debt expense	(211)	171	(223%)	-	76	(100%)
Depreciation	2,221	2,306	(4%)	4,374	4,611	(5%)
Amortization	963	1,018	(5%)	1,924	2,041	(6%)
Total operating expenses	114,480	144,549	(21%)	233,418	312,804	(25%)
Income from operations	3,357	4,497	(25%)	5,780	11,659	(50%)
Other (income) expenses :
Foreign exchange (income) loss	(28)	86	(133%)	15	13	15%
Interest expense, net	1,127	1,513	(26%)	2,183	3,214	(32%)
Income before income taxes	2,258	2,898	(22%)	3,582	8,432	(58%)
Income tax expense (b)	1,080	606	78%	1,269	3,104	(59%)
Net income	$1,178	$2,292	(49%)	$2,313	$5,328	(57%)

Net income per common share:
Basic	$0.04	$0.07	(43%)	$0.07	$0.17	(59%)
Diluted	$0.04	$0.07	(43%)	$0.07	$0.17	(59%)

Weighted average common shares outstanding:
Basic	31,041	30,791		31,025	30,783
Diluted	31,220	30,953		31,187	30,943

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and short-term cash investments	$10,300	$8,569
Accounts receivable, net	64,299	70,172
Deferred tax assets	12,622	11,794
Income taxes receivable	479	7,405
Other current assets	7,684	8,268
Total current assets	95,384	106,208
Property and equipment, net	16,488	19,706
Trademarks, net	62,784	62,858
Goodwill, net	143,194	130,701
Other identifiable intangible assets, net	26,573	28,572
Debt issuance costs, net	2,575	1,536
Non-current deferred tax assets	5,144	5,390
Other long-term assets	1,276	1,618
Total assets	$353,418	$356,589

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,531	$8,143
Accrued employee compensation and benefits	17,342	16,140
Current portion of long-term debt	6,047	5,733
Interest rate swaps - current	532	1,427
Other current liabilities	3,628	3,113
Total current liabilities	35,080	34,556

Long-term debt	50,303	56,781
Other long-term liabilities	18,705	19,181
Total liabilities	104,088	110,518

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	241,914	240,870
Other comprehensive income	(3,077)	(2,979)
Retained earnings	10,490	8,177
Total stockholders' equity	249,330	246,071
Total liabilities and stockholders' equity	$353,418	$356,589

Cross Country Healthcare, Inc.

Segment Data (c)

(Unaudited, amounts in thousands)

	Three Months Ended June 30,					Six Months Ended June 30,
	2010	% of Total	2009	% of Total	% Change	2010	% of Total	2009	% of Total	% Change
Revenue:

Nurse and allied staffing	$59,817	51%	$78,582	53%	(24%)	$124,487	52%	$183,611	57%	(32%)
Physician staffing	31,268	27%	40,747	27%	(23%)	62,410	26%	79,005	24%	(21%)
Clinical trials services	15,803	13%	19,403	13%	(19%)	30,974	13%	40,390	12%	(23%)
Other human capital management services	10,949	9%	10,314	7%	6%	21,327	9%	21,457	7%	(1%)
	$117,837	100%	$149,046	100%	(21%)	$239,198	100%	$324,463	100%	(26%)

Contribution income (d)

Nurse and allied staffing	$6,084		$7,202		(16%)	$11,980		$17,230		(30%)
Physician staffing	3,709		4,131		(10%)	6,591		7,373		(11%)
Clinical trials services	1,706		2,272		(25%)	3,284		4,459		(26%)
Other human capital management services	798		329		143%	1,816		1,258		44%
	12,297		13,934		(12%)	23,671		30,320		(22%)

Unallocated corporate overhead	5,756		6,113		(6%)	11,593		12,009		(3%)
Depreciation	2,221		2,306		(4%)	4,374		4,611		(5%)
Amortization	963		1,018		(5%)	1,924		2,041		(6%)
Income from operations	$3,357		$4,497		(25%)	$5,780		$11,659		(50%)

Cross Country Healthcare, Inc.

Other Financial Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net cash provided by operating activities (in thousands) (a)	$13,400	$24,883	$23,674	$50,458

Nurse and allied staffing statistical data:
FTEs (e)	2,163	2,747	2,266	3,197
Days worked (f)	196,833	249,977	410,146	578,657
Average nurse and allied staffing revenue per FTE per day (g)	$304	$314	$304	$317

Physician staffing statistical data:
Days filled (h)	20,657	25,072	40,241	49,007
Revenue per days filled (i)	$1,514	$1,625	$1,551	$1,612

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(a)

Prior year data has been reclassified to conform to the current year's presentation.

(b)

The low tax rate in the first half of 2010 was due to certain discrete items, including an immaterial prior year correction related to a tax election the Company made on behalf of a subsidiary acquired in 2008 as part of the MDA Holdings, Inc. acquisition.

(c)

Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(d)

Defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment.  Contribution income is a financial measure used by management when assessing segment performance.

(e)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.

(f)

Days worked is calculated by multiplying the FTEs by the number of days during the respective period.

(g)

Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.

(h)

Days filled is calculated by dividing the total hours filled during the period by 8 hours.

(i)

Revenue per days filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.